AMENDMENT TO ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT

This Amendment, dated as of the 31st day of August, 2007, made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Administration and Shareholder Services Agreement, dated as of August 1.3, 2004. as amended August 12, 2005 and August 11,2006, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the rate of compensation payable to Matthews for the services rendered during the term of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.
The Trust will pay Matthews a service fee, not to exceed the per annum percentage of the average daily net asset value of the Trust’s shares, as set forth on the attached amended Exhibit B. All other terms relating to compensation remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the updated Exhibit B, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL
MANAGEMENT, LLC

By: /s/ John P. McGowan	By: /s/ William J. Hackett
John P. McGowan	William J. Hacket
Vice President and Secretary	President

Date: August 31, 2007	Date: August 31, 2007

EXHIBIT B

MATTHEWS INTERNATIONAL FUNDS
ADMINISTRATION AND SHAREHOLDER SERVICE FEE SCHEDULE

(updated August 31, 2007)

The Administration and Shareholder Service Fee for the Fund Complex is as follows:

Portfolio Value of the Funds	Administration and Shareholder Service Fee as a Percent of Portfolio Value of the Funds
(Not to Exceed)

$0 to $2 Billion	0.25% of average daily net assets

$2 Billion to $5 Billion	0.1834% of average daily net assets

$5 Billion to $7.5 Billion	0.15% of average daily net assets

Over $7.5 Billion	0.125 of average daily net assets

MATTHEWS INTERNATIONAL FUNDS	MATTHEWS INTERNATIONAL CAPITAL
MANAGEMENT, LLC

By: /s/ John P. McGowan	By: /s/ William J. Hackett
John P. McGowan	William J. Hacket
Vice President and Secretary	President

Date: August 31, 2007	Date: August 31, 2007